Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 30, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Mesoblast Limited’s Annual Report on Form 20-F for the year ended June 30, 2017.

/s/ PricewaterhouseCoopers

Melbourne, Australia

October 17, 2017